Exhibit 99.1

Jack in the Box Inc. Announces Planned Officer Departures

SAN DIEGO--(BUSINESS WIRE)--September 27, 2019--Jack in the Box Inc. (NASDAQ: JACK) today announced that three of its long-tenured executives will be leaving the company: Executive Vice President, Chief Legal & Risk Officer and Corporate Secretary Phillip Rudolph is currently set to leave on February 28, 2020, while Executive Vice President and Chief of Staff & Strategy Mark Blankenship and Senior Vice President, Controller & Treasurer Paul Melancon will leave on January 3, 2020. Their responsibilities will be assumed by others within the organization.

“Jack in the Box Inc. has changed significantly in just the past few years, and the organization’s leadership structure is evolving to support a single restaurant brand,” said Lenny Comma, Chairman and Chief Executive Officer. “I have tremendous respect and admiration for Phil, Mark and Paul and am grateful for their countless contributions to the company.”

Comma said of each of the three departing executives:

“Phil joined Jack in the Box Inc. 12 years ago with an impressive, well-rounded resume earned after years of experience in private practice and corporate law. In addition to his skilled stewardship of the company’s legal and risk functions, Phil’s commitment to ethics and corporate responsibility has strengthened the culture of integrity throughout the organization. On behalf of our Board of Directors, I cannot thank him enough for his wisdom, sharp wit and guiding conscience.

“Mark has been one of my key ‘go-to’ resources for as long as I’ve been with the company, and he’s one of our true culture champions. We’re a better organization as a result of his vision and leadership, and I will miss him tremendously, as will others whose lives he’s touched during his 22 years here.

“Paul has been an integral part of our finance organization for more than 14 years and was essential to the successful execution of several of the company’s key initiatives, including, most recently, our sale of Qdoba and our just-concluded securitization transaction. Like Phil and Mark, Paul also serves with me on the Board of The Jack in the Box Foundation and has been unwavering in his support of our community partners.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Contacts

Investor Contact:
Rachel Webb, (858) 571-2683